Exhibit 99.1

The Clorox Company News Release

Clorox Announces Accelerated Share Repurchase Agreement
OAKLAND, Calif., Aug. 13, 2007 – The Clorox Company (NYSE: CLX) today announced it has entered into an accelerated share repurchase (ASR) agreement with Citibank, N.A. and JP Morgan Chase Bank, National Association.
Through the accelerated share repurchase agreement, Clorox has repurchased $750 million in shares under its previously board-authorized $750 million stock repurchase program at an initial repurchase price of $59.59 per share, subject to adjustment.
Final settlement of the ASR program is scheduled for no later than Jan. 24, 2008, and may occur earlier under certain circumstances. The final number of shares the company is repurchasing under the terms of the agreement and the timing of the final settlement will depend on prevailing market conditions, the final discounted volume weighted average share price over the term of the ASR program and any other customary adjustments.
Clorox intends to use a combination of commercial paper and existing cash to initially fund the accelerated share repurchase agreement. Excluding any acquisitions, the company anticipates using its fiscal 2008 cash flow to reduce debt used to finance share repurchases.
Apart from the ASR program, the board has previously authorized the company to repurchase shares to offset dilution in connection with issuances of stock under the company’s incentive programs. Together with the shares it repurchased last week, the company anticipates that it will repurchase about 3 million shares during fiscal year 2008, which ends June 30, 2008, under that authorization.
Since the beginning of fiscal year 2005, the company has repurchased nearly 7.6 million shares of its common stock for more than $450 million. In addition, in fiscal year 2005, Clorox acquired approximately 61.4 million shares, or 29 percent, of its common stock from Henkel KGaA, in a tax-free exchange valued at approximately $2.8 billion.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2007 revenues of $4.8 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,800 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the success of the company’s Centennial Strategy; the impact on the final number of shares repurchased under the accelerated share repurchase agreement, and the final price paid for the repurchased shares, of the changes in the market value of the company’s common stock; general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel, chlor alkali and agricultural commodities; risks relating to acquisitions, mergers and divestitures; risks relating to changes in the company’s capital structure, share repurchases and any related financings; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, or increases in debt or changes in credit ratings could adversely affect the company’s earnings.
The company’s forward-looking statements in this document are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media relations	Investor relations
Kathryn Caulfield 510-271-7209	Li-Mei Johnson 510-271-3396
Dan Staublin 510-271-1622	Steve Austenfeld 510-271-2270